Exhibit 107

Calculation of Filing Fee Table

Table 1 - Transaction Valuation

	Transaction valuation		Fee Rate	Amount of Filing Fee
Total Transaction Valuation	$3,262,384,568.25	(1)	0.0000927	$302,423.05	(2)
Fees Previously Paid	$3,262,384,568.25			$302,423.05	(3)
Total Transaction Valuation	$3,262,384,568.25
Total Fees Due for Filing				$0
Total Fees Previously Paid				$302,423.05
Total Fee Offsets				$302,423.05
Net Fee Due				$0

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		PREM 14A	001-14315	April 7, 2022		$302,423.05
Fee Offset Sources	Cornerstone Building Brands, Inc.	PREM 14A	001-14315		April 7, 2022		$302,423.05	(3)

(1)	For purposes of calculating the fee only, this amount is based upon the sum of (a) 127,009,563 shares of common stock of Cornerstone Building Brands, Inc., par value $0.01 per share (the “Shares”), multiplied by $24.65 per Share, (b) stock options to purchase 3,274,744 Shares multiplied by $14.55 per Share (which is the difference between $24.65 and the weighted average exercise price of $10.10 for such Shares), (c) 1,974,983 Shares underlying restricted stock units multiplied by $24.65 per Share and (d) 1,430,621 Shares underlying performance share units multiplied by $24.65 per Share.
(2)	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2022, was calculated by multiplying $3,262,384,568.25 by 0.0000927.
(3)	The Company previously paid $302,423.05 upon the filing of its Preliminary Proxy Statement on Schedule 14A on April 7, 2022 in connection with the transaction reported hereby.